Term sheet No. 1242R To product supplement R dated September 30, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated June 27, 2011; Rule 433
Deutsche Bank AG, London Branch
$           Market Contribution Securities Linked to the Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM Excess Return due August 1*, 2012
General
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The securities are designed for investors who seek a return linked to the leveraged performance of the Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM Excess Return (the “Index”). Investors should be willing to lose some or all of their initial investment if the Index declines or does not appreciate sufficiently to offset the effect of the Adjustment Factor and the Discount Factor over the term of the securities. Any payment at maturity (including any coupon payment) is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due August 1*, 2012.
•	Minimum denominations of $10,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about June 28*, 2011 (the “Trade Date”) and are expected to settle on or about July 1*, 2011 (the “Settlement Date”).
•	After the Trade Date but prior to the Settlement Date we may accept additional orders for the securities and increase the aggregate Face Amount.
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Index:	The Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM Excess Return (Ticker: DBCMBDEU <Index>)
Coupon:	Paid on a monthly basis and on the Maturity Date in arrears based on an actual/360 day count fraction.

The Coupon for each Coupon Period shall be the greater of (i) LIBOR less 0.15% and (ii) 0.00%. For the Initial Coupon Period, the Coupon rate will be based on LIBOR on the Trade Date.
The “designated period” for the determination of LIBOR for any Coupon Period is equal to one month.
In the case of an Early Redemption at Holder’s Option, Early Redemption at Issuer’s Option or a Mandatory Prepayment Event (each, an “Early Redemption Event”), you will receive on the applicable Early Redemption Payment Date any accrued but unpaid Coupon to (but excluding) such Early Redemption Payment Date.

Coupon Period:	From (and including) a Coupon Payment Date, or the Settlement Date in the case of the initial Coupon Period, to (but excluding) the following Coupon Payment Date.
Coupon Payment Dates:
The 1st of each month beginning with August 1, 2011 and ending with the scheduled Maturity Date. In the case of an Early Redemption Event, you will receive on the applicable Early Redemption Payment Date the accrued Coupon to (but excluding) the Early Redemption Payment Date. If such Coupon Payment Date is not a business day, the Coupon will be paid on the first following day that is a business day, but no additional Coupon will accrue.

Redemption Amount:	You will receive a cash payment on the Maturity Date, per $10,000 Face Amount of securities, calculated as follows:

$10,000 + $10,000 x [3 x (Index Return – Adjustment Factor)]
In the case of an Early Redemption Event, you will receive a cash payment on the Early Redemption Payment Date, per $10,000 Face Amount of securities, calculated as follows:
$10,000 + $10,000 x [3 x (Index Return x Discount Factor – Adjustment Factor)]

Your investment will be exposed to any decline in the Index on a leveraged basis. If the Final Level on the relevant Final Valuation Date is less than the Initial Level, you will lose 3% of the Face Amount of your securities for every 1% that the Index has declined from the Initial Level. In addition, the Adjustment Factor and the Discount Factor (in case of an Early Redemption Event) will lower your return, regardless of whether the Index appreciates or declines in value. In no event will the Redemption Amount be less than zero.

You will lose some or all of your investment at maturity or upon early redemption if the Index does not appreciate in an amount  sufficient to offset the effect of the Adjustment Factor and, in the case of any Early Redemption Event, the Discount Factor.

 (Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Discounts and Commissions(1)	Min. Proceeds to Us
Per Security	$10,000.00	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet.
The agents for this offering are affiliates of ours. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

June 27, 2011

(Key Terms continued from previous page)

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:

Final Level	– 1
Initial Level

LIBOR:
The rate for deposits in U.S. dollars for the designated period, which appears as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the start of the relevant Coupon Period or, in determining the Discount Factor, that is the relevant Final Valuation Date, as applicable, on Reuters Page LIBOR01, or, if such rate does not appear on Reuters Page LIBOR01, the USD LIBOR rate for such period that appears on Telerate Page “3750” or such other page as may replace Reuters Page LIBOR01 on Reuters or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for deposits in U.S. dollars. The USD LIBOR rate for the initial Coupon Period will be determined on the Trade Date.
A “London Banking Day” is any date on which commercial banks are open for business in London.

Adjustment Factor:	(0.004 x (Days / 365)) where “Days” equals the number of calendar days from the Trade Date to, but excluding, the relevant Final Valuation Date.
Discount Factor
1/(1 + Interest Rate x N/360), where (a) the Interest Rate will equal (i) a linear interpolation of LIBOR for the two designated periods, if there is no available LIBOR rate for the exact time period between the relevant Final Valuation Date and July 27*, 2012 and such time period is less than twelve months, or (ii) LIBOR for the designated period, if there is a LIBOR rate available for the exact time period between the relevant Final Valuation Date and July 27*, 2012 or if such time period is twelve months or more, and (b) “N” is equal to the number of calendar days from, and excluding, the relevant Final Valuation Date to, and including, July 27*, 2012.
The “designated periods” for the determination of LIBOR for the purpose of calculating the Discount Factor will be the two periods for which LIBOR is published which most closely equal the time period between the relevant Final Valuation Date and July 27*, 2012.  Notwithstanding the previous sentence, if the time period between the relevant Final Valuation Date and July 27*, 2012 is twelve months or more, the designated period will be twelve months, and if there is a LIBOR rate available for the exact time period between the relevant Final Valuation Date and July 27*, 2012, the designated period will be such time period.

Initial Level†:	The Index closing level on the Trade Date
Final Level†:	The Index closing level on the relevant Final Valuation Date
Early Redemption at Holder’s Option:
You will have the right on any trading day prior to July 27*, 2012, provided that there has not been an Early Redemption at Issuer’s Option or Mandatory Prepayment Event (each as described below), to provide written notice to the Issuer to require the Issuer to redeem all or a portion of the securities held by you; provided that, in the case of redemption of only a portion of your securities, any such redemption shall be of a Face Amount of securities of not less than $1,000,000 (the “Minimum Redemption Amount”) and, if in excess of the Minimum Redemption Amount, shall be in integral multiples of $100,000.

Notice of Early Redemption at Holder’s Option:
An Early Redemption at Holder’s Option shall be effective on the date on which such notice is actually received by the Issuer if such notice is received on a trading day at or before 10:00 a.m., New York City time, or the next trading day if such notice is not received on a trading day or is received after 10:00 a.m., New York City time.

Because the securities are represented by a global security, owned by The Depository Trust Company (the “Depositary”), you must instruct the broker or other direct or indirect participant through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is promptly received by the Issuer. You should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify the Issuer of the exercise of the Early Redemption at Holder’s Option.

Early Redemption at Issuer’s Option:
The Issuer may, in its sole discretion, call the securities in whole, on any trading day (a) from and after the Trade Date and prior to July 27*, 2012, and (b) following any date on which the calculation agent has notified the Issuer that the Index Sponsor has stopped publication of the Index and that (i) having used reasonable endeavors, the calculation agent is unable to continue to determine the value of the Index, or (ii) continuing to determine the value of the Index would be unduly burdensome or would cause the calculation agent to incur a cost that it would not otherwise incur.
If the Index Sponsor stops publication of the Index, then, for the purpose of determining the Final Level used to calculate the Redemption Amount upon an Early Redemption at Issuer’s Option, the Calculation Agent will calculate the Index using the index methodology last in effect prior to the cessation of the Index publication.

Notice of Early Redemption at Issuer’s Option:
The Issuer will give the trustee written notice of early redemption, which shall be effective on the date on which such notice is actually delivered to the trustee if such notice is delivered on a trading day at or before 10:00 a.m., New York City time, or the next trading day if such notice is not delivered on a trading day or is delivered after 10:00 a.m., New York City time.

Acceleration upon a Commodity Hedging Disruption Event:
The Issuer may also call the securities upon the occurrence of a Commodity Hedging Disruption Event as described in “Description of the Securities - Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement. The amount due and payable per $10,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the date of such notice.

Mandatory Prepayment Event:
Your securities will be redeemed early in whole upon the occurrence of a Mandatory Prepayment Event. A “Mandatory Prepayment Event” shall occur if at any time, from and after the Trade Date and to and including the second trading day prior to July 27*, 2012, the Index closing level on any trading day is equal to or less than 85% of the Initial Level.

(Key Terms continued from previous page)
Trade Date:	June 28*, 2011
Settlement Date	July 1*, 2011
Final Valuation Date:
•      In the case of redemption on the Maturity Date, the Final Valuation Date is July 27*, 2012

•      In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Holder’s Option, the Final Valuation Date will be the trading day on which the Early Redemption at Holder’s Option becomes effective;

•      In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Issuer’s Option, the Final Valuation Date will be the trading day on which the Early Redemption at Issuer’s Option becomes effective;

•      In the case of a Mandatory Prepayment Event, the Final Valuation Date will be the trading day immediately following the trading day on which the Mandatory Prepayment Event occurred.

Early Redemption Payment Date:	Three business days following the relevant Final Valuation Date.
Maturity Date††:	August 1*, 2012
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A1 8K 0 / US2515A18K00

*
Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Coupon Payment Dates, the relevant Final Valuation Date and the Maturity Date may be changed so that the stated term of the securities remains the same.

†
Subject to adjustment for non-trading days and certain market disruption events as described under “Description of Securities – Adjustments to Index Valuation Dates and Payment Dates” in the accompanying product supplement.

††
Subject to postponement as described under “Description of Securities – Adjustments to Index Valuation Dates and Payment Dates – Market Disruption Events for Commodity Based Index” and  acceleration as described under “Description of Securities – Adjustments to Index Valuation Dates and Payment Dates – Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with product supplement R dated September 30, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement R dated September 30, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509201138/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us“ or “our“ refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What is the Redemption Amount on the Securities Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical Redemption Amount per $10,000 Face Amount of securities, for a hypothetical range of performance for the Index from -20% to +100%. The hypothetical Redemption Amounts set forth below assume an Initial Level of 285.00, a period of 395 calendar days from the Trade Date to the Final Valuation Date and that no Early Redemption Event occurs. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual Redemption Amounts applicable to a purchaser of the securities. The actual Initial Level will be set on the Trade Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Index Level	Percent Change in Index	Adjustment Factor	Redemption Amount	Return on Securities
570.00	100.00%	0.43%	$39,870.14	298.70%
541.50	90.00%	0.43%	$36,870.14	268.70%
513.00	80.00%	0.43%	$33,870.14	238.70%
484.50	70.00%	0.43%	$30,870.14	208.70%
456.00	60.00%	0.43%	$27,870.14	178.70%
427.50	50.00%	0.43%	$24,870.14	148.70%
399.00	40.00%	0.43%	$21,870.14	118.70%
370.50	30.00%	0.43%	$18,870.14	88.70%
342.00	20.00%	0.43%	$15,870.14	58.70%
313.50	10.00%	0.43%	$12,870.14	28.70%
286.23	0.43%	0.43%	$10,000.00	0.00%
285.00	0.00%	0.43%	$9,870.14	-1.30%
256.50	-10.00%	0.43%	$6,870.14	-31.30%
242.25	-15.00%	0.43%	$5,370.14	-46.30%
228.00	-20.00%	0.43%	$3,870.14	-61.30%

Hypothetical Examples of Redemption Amounts

The first three examples illustrate how the Redemption Amounts payable at maturity set forth in the table above are calculated.

Example 1: The level of the Index increases by 50% from the Initial Level of 285.00 to a Final Level of 427.50. Assuming a period of 395 calendar days from the Trade Date to the Final Valuation Date and no early redemption, the holder receives a Redemption Amount of $24,870.14 per $10,000 Face Amount of securities, calculated as follows:

$10,000 + $10,000 x 3 x [(427.50 / 285.00 – 1) – 0.004 x (395/365)] = $24,870.14

Example 2: The Initial Level and the Final Level of the Index are both 285.00 such that the Index Return is 0%. If the Index Return is 0%, the investor will receive a Redemption Amount that is less than $10,000 per $10,000 Face Amount of securities. Assuming a period of 395 calendar days from the Trade Date to the Final Valuation Date and no early redemption, the holder receives a Redemption Amount of $9,870.14 per $10,000 Face Amount of securities, calculated as follows:

$10,000 + $10,000 x 3 x [(285.00 / 285.00 – 1) – 0.004 x (395/365)] = $9,870.14

Example 3: The level of the Index decreases by 10% from the Initial Level of 285.00 to a Final Level of 256.50 Assuming a period of 395 calendar days from the Trade Date to the Final Valuation Date and no early redemption, the holder receives a Redemption Amount of $6,870.14 per $10,000 Face Amount of securities, calculated as follows:

$10,000 + $10,000 x 3 x [(256.50 / 285.00 – 1) – 0.004 x (395/365)] = $6,870.14

The following two examples assume that an Early Redemption Event occurs 15 days after the Trade Date, and that the Interest Rate (determined as set forth herein) is 1%.

Example 4: The level of the Index increases 50% from the Initial Level of 285.00 to a Final Level of 427.50. The holder receives a payment on the Early Redemption Payment Date of $24,838.39, calculated as follows:

The Discount Factor is calculated as follows:

1 / (1 + 0.01 x 380 / 360) = 0.9896

The Redemption Amount is calculated as follows:

$10,000 +$10,000 x 3 x [(427.50 / 285.00 – 1) x 0.9896 – (0.004 x 15 / 365)] = $24,838.39

Even though the Adjustment Factor accrues over 15 days instead of 395, the Redemption Amount in this example is less than the Redemption Amount in Example 1 because the Discount Factor is applied to the Redemption Amount in the case of an Early Redemption Event.

Example 5: The level of the Index decreases 10% from the Initial Level of 285.00 to a Final Level of 256.50. The holder receives a payment on the Early Redemption Payment Date of $7,026.40, calculated as follows:

The Discount Factor is calculated as follows:

1 / (1 + 0.01 x 380 / 360) = 0.9896

The Redemption Amount is calculated as follows:

$10,000 + $10,000 x 3 x [(256.50 / 285.00 – 1) x 0.9896 – (0.004 x 15 / 365)] = $7,026.40
In this example, the Redemption Amount is greater than the Redemption Amount in Example 3 where the securities are held to maturity, because the Discount Factor mitigates the effect of the negative Index Return on the Redemption Amount, and the Adjustment Factor is smaller as it accrues over 15 days instead of 395.

Selected Purchase Considerations

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THE ADJUSTMENT FACTOR REDUCES THE REDEMPTION AMOUNT AT MATURITY OR UPON EARLY REDEMPTION. PAYMENT UPON AN EARLY REDEMPTION EVENT COULD BE ADVERSELY AFFECTED BY THE DISCOUNT FACTOR — The payment at maturity or upon early redemption will be reduced by the Adjustment Factor by approximately 1.20% per $10,000 Face Amount of securities per year. Because the Adjustment Factor is applied to the value of the Index Return on the relevant Final Valuation Date, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the relevant Final Valuation Date is greater or less than the Initial Level. In addition, payment upon an Early Redemption Event will be reduced by the Discount Factor if the Index Return is positive. Because the securities are our senior unsecured obligations, payment of any amount at maturity or upon any Early Redemption Event is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK COMMODITY BOOSTER-DOW JONES-UBS INDEXTM EXCESS RETURN – The return on the securities, which may be positive, negative or zero, is fully exposed to the performance of the Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM Excess Return. The Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM Excess Return represents a long commodity exposure and seeks to outperform the Dow Jones UBS Commodity IndexSM (the “DJUBS Index”) by selecting constituent commodity futures contracts using the futures contract rolling methodology of the Deutsche Bank Liquid Commodity Index—Optimum Yield™.

This section is a summary only of the Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM Excess Return. For more information on the Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM Excess Return including a description of the Index, the optimum yield methodology and the DJUBS Index, see the information set forth under “The Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM Excess Return” in this term sheet.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event (as defined under “Description of Securities – Adjustments to Index Valuation Dates and Payment Dates – Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $10,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.

Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Result in a Hedging Disruption Event and a Loss on Your Investment” in this term sheet for more information.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupon payments by us to you.

Under this treatment, we intend to treat the coupon payments as ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. We will treat coupon payments as subject to withholding tax. Upon a sale, exchange or retirement of the securities (including upon an Early Redemption Event), your gain or loss generally should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year, although the treatment of sales proceeds attributable to accrued but unpaid coupon is unclear. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the components of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN AN ACCELERATED LOSS – The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon an early redemption is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will have three times leveraged exposure to any decline in the Final Level determined on the relevant Final Valuation Date as compared to the Initial Level. Accordingly, you could lose up to $10,000 for each $10,000 that you invest. Payment of any amount at maturity or upon early redemption is subject to our ability to meet our obligations as they become due.

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YOUR SECURITIES MAY BE REDEEMED PRIOR TO THE MATURITY DATE — We may redeem your securities before the Maturity Date if the Index Sponsor has stopped publication of the Index. In addition, we must redeem the securities in the event the Index closing level on any date is 15% or more below the Initial Level.

Under current United States federal income tax law, early redemption of the securities would be a taxable event to you. In addition, you may not be able to reinvest any amount you receive upon redemption of the securities at a rate that is equal to or higher than the rate that you may have received if the securities remained outstanding to the Maturity Date.

If the securities are redeemed prior to the Maturity Date, you will not receive any Coupon that would have otherwise accrued after the applicable Early Redemption Payment Date.

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THE VALUE OF THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS — An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the securities. The payment at maturity or upon early redemption of the securities is subject to our creditworthiness.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions, such as over-the-counter options or futures. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and have a potentially negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN AN EARLY REDEMPTION OF THE SECURITIES UPON A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — The commodity futures contracts that comprise the components of the Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities. The effect on the value of the securities of any future regulatory change, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial and adverse to your interest.  For example, we may become subject to position limits on certain commodities (such as energy commodities) and the manner in which current exemptions for bona fide hedging transactions or positions are implemented.  Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on the securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “Description of Securities — Adjustments to Index Valuation Dates and Payment Dates — Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement.

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THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY OR UPON EARLY REDEMPTION. PAYMENT UPON AN EARLY REDEMPTION EVENT COULD BE ADVERSELY AFFECTED BY THE DISCOUNT FACTOR — The Adjustment Factor of 0.40% per annum will be applied on a three times leveraged basis to the return on the securities and will consequently reduce the payment at maturity or upon early redemption by approximately $120 per $10,000 Face Amount of securities per year. Because the Adjustment Factor is applied to the value of the Index Return on the relevant Final Valuation Date, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the relevant Final Valuation Date is greater or less than the Initial Level. In addition, payment upon an Early Redemption Event will be reduced by the Discount Factor if the Index Return is positive. Because your exposure to the Index is leveraged, the effect of the Adjustment Factor and Discount Factor may be magnified when calculating the Redemption Amount.

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ALTHOUGH A MANDATORY PREPAYMENT EVENT OCCURS IF THE INDEX CLOSING LEVEL IS EQUAL TO OR LESS THAN 85% OF THE INITIAL LEVEL, THE FINAL LEVEL MAY BE SIGNIFICANTLY LESS THAN 85% OF THE INITIAL LEVEL UPON A MANDATORY PREPAYMENT EVENT — The Final Level may be less than 85% of the Initial Level upon a Mandatory Prepayment Event or an Early Redemption at Issuer’s Option because the Final Level will be determined on the relevant Final Valuation Date, which may differ from the Index closing level on the date when the Mandatory Prepayment Event occurs or the Issuer elects to redeem the securities at its option.

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THE INDEX IS SUBJECT TO STRATEGY RISK — The Index reflects a strategy of employing a rule-based approach when it replaces constituent futures contracts approaching expiration with futures contracts having a later expiration (a process referred to as “rolling”). Rather than select new futures contracts for certain constituent commodities based on a predefined schedule (e.g., monthly), the Index rolls to the relevant new futures contracts (from the list of tradable futures contracts which expire in the next thirteen months) in a manner that seeks to generate the maximum implied roll yield (“Optimal Roll Yield Strategy”). The Optimal Roll Yield Strategy aims to maximize the potential roll benefits in backwardated markets (where future prices are less than spot prices) and minimize potential roll losses in contango markets (where future prices are greater than spot prices).  The Optimal Roll Yield Strategy may not be successful and the levels of the Index may decrease.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the Redemption Amount described in this term sheet is based on the full Face Amount of your securities, the original Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates, will be willing to purchase securities from you in secondary market transactions will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS ON THE INDEX COMMODITIES – As an owner of the securities, you will not have any rights that holders of exchange-traded futures contracts on the commodities included in the Index (the commodities included in the Index, the “Index Commodities”) may have.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT FOR THE SECURITIES, THE INDEX SPONSOR AND THE CALCULATION AGENT FOR THE INDEX ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the securities, the calculation agent for the securities, the sponsor of the Index (the “Index Sponsor“) and the calculation agent for the Index. We, as calculation agent for the securities, will determine whether there has been a market disruption event with respect to the Index, Index Commodity or exchange traded instrument relating to an Index Commodity. In the event of any such market disruption event, we may use an alternate method to calculate the Index closing level, including the Initial Level and the Final Level. As the Index Sponsor, we carry out calculations necessary to promulgate the Index, and we maintain some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index is unavailable at the time such determination is scheduled to take place, and the Index Sponsor has even more discretion in the case of a Force Majeure Event relating to the Index. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the Index. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities, the Index Sponsor and the calculation agent for the Index may affect the payment at maturity or upon early redemption, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index Commodities (or various contracts or products related to the Index Commodities) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Index and, therefore, the value of the securities or the potential payout on the securities.

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THE INDEX HAS LIMITED PERFORMANCE HISTORY – Publication of the Index began on February 27, 2008. Therefore, the Index has limited performance history, and no actual investment that allowed tracking of the performance of the Index was possible before February 27, 2008.

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LEGAL AND REGULATORY CHANGES COULD IMPAIR THE VALUES OF THE INDEX COMMODITIES – Legal and regulatory changes could adversely affect commodity prices. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to commodities, but any such action could cause unexpected volatility and instability in commodity markets, with a substantial and adverse effect on the performance of the Index and, consequently, the value of the securities.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS – The value of the securities will be affected by the supply of and demand for the securities and other factors, many of which are independent of our financial condition and results of operations, including:

•	the levels of the Index;

•	trends of supply and demand for the Index Commodities;

•	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the Index Commodities or commodities markets generally;

•	the interest rates then prevailing in the market;

•	the time remaining to maturity of the securities;

•	the volatility of, and correlation among, the prices of the Index Commodities;

•	the expected volatility of the Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE INDEX COMMODITIES COULD CHANGE UNPREDICTABLY – Correlation is the extent to which the values of the Index Commodities increase or decrease to the same degree at the same time. If the correlation among the Index Commodities changes, the value of the securities may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF THE INDEX OR CERTAIN COMPONENTS OF THE INDEX – The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Index may reduce the performance of the Index as a whole.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY – Market prices of the Index Commodities may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Index and the value of your securities in varying ways, and different factors may cause the values of the Index Commodities and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS – Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Agricultural commodity prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE INDEX – As the futures contracts that underlie the Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in December 2011 may specify a January 2012 expiration. As that contract nears expiration, it may be replaced by selling the January 2012 contract and purchasing the contract expiring in March 2012. This process is referred to as “rolling.” Historically, the prices of some futures contracts have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the January 2012 contract would take place at a price that is higher than the price at which the March 2012 contract is purchased, thereby creating a gain in connection with rolling. While certain futures contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in the markets for these futures contracts will adversely affect the levels of the Index and, accordingly, decrease the value of your securities. Conversely, some futures contracts included in the Index have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in the markets for these futures contracts will adversely affect the levels of the Index and, accordingly, decrease the value of your securities.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS – The official cash offer prices of certain commodities are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on The London Metal Exchange, which we refer to as the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on relevant the Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of certain commodities included in the Index and, consequently, the Redemption Amount you will receive, could be adversely affected.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – The Index Commodities may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability is likely to adversely impact the level of the Index and, potentially, the return on your investment.

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IF THE LIQUIDITY OF THE INDEX COMMODITIES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED, AND THIS COULD RESULT IN POTENTIAL CONFLICTS OF INTEREST — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the relevant Final Valuation Date, would likely have an adverse effect on the level of the Index and, therefore, on the return on your securities. Limited liquidity relating to the Index Commodities may also result in the Index Sponsor being unable to determine the level of the Index using its normal means. The resulting discretion by the Index Sponsor in determining the Final Level could, in turn, result in potential conflicts of interest.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your securities.

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RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE MARKET PRICE OF THE SECURITIES — Because the securities are linked to the Index, which reflects the return on futures contracts on nineteen different exchange-traded physical commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts with associated coupon payments by us to you. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM Excess Return

The Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM Excess Return (the “Index”) seeks to outperform the Dow Jones UBS Commodity IndexSM (the “DJUBS Index”) (described below) by selecting constituent commodity futures contracts using the Optimum Roll Yield Strategy of the Deutsche Bank Liquid Commodity Index—Optimum Yield™ (the “DBLCI-OY”) (see “Rolling Methodology of The Deutsche Bank Liquid Commodity Index—Optimum Yield”) and, at the time of each annual re-weighting, assigning them the same weights as those commodity futures contracts have in the DJUBS Index.  For Live Cattle, Soybean Oil, and Lean Hogs, the respective DJUBS Index weight for that commodity is assigned to the corresponding DJUBS Index sub-index. The constituent commodities included in the DJUBS Index are set forth below.

For each index constituent in the Index, the selected futures contract is rolled to a new contract when the existing contract is close to expiration. The Index re-weights on an annual basis after the new DJUBS Index weights have been announced.

The Index Sponsor calculates a closing level for the Index on an “excess return” basis (the “ER Closing Level”) on each Index Business Day. The inception date of the Index was February 27, 2008.

The DJUBS Index

The DJUBS Index is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time.  In order to accomplish these objectives, the DJUBS Index is designed to provide weights that reflect economic significance, diversification, continuity and liquidity.  To determine its component weightings, the DJUBS Index relies primarily on liquidity data, or the relative amount of trading activity of a particular commodity.  To balance the DJUBS Index beyond world production weighting, the DJUBS Index weights are also determined by several rules designed to ensure diversified commodity exposure as disproportionate weighting of any particular commodity or sector may increase volatility.  With respect to diversification, the DJUBS Index does not allow related groups of commodities (e.g., energy or precious metals) to constitute more than 33% of the DJUBS Index, and no single commodity may constitute less than 2% or more than 15% of the DJUBS Index. The DJ-UBS Commodity Index Advisory Committee meets annually to determine the composition of the DJUBS Index in accordance with the index methodology established in the DJ-UBS Handbook as published by the sponsors of the DJUBS Index – Dow Jones & Company, Inc. (“Dow Jones”) and UBS Securities LLC (“UBS”).

Components of the Index

The table below shows those sub-indices included in the Index, as well as their respective weights within the Index, as of June 22, 2011.

Sub-Index	Trading Facility for Relevant Commodity	Bloomberg Ticker	Current Weight in Index
DBLCI-OY CL (WTI Sweet Light Crude)	N.Y. Mercantile Exchange	DBLCOCLE Index	14.45%
DBLCI-OY GC (Gold)	N.Y. Mercantile Exchange - COMEX	DBLCOGCE Index	11.65%
DBLCI-OY NG (Natural Gas)	N.Y. Mercantile Exchange	DBLCYENG Index	10.27%
DBLCI-OY S (Soybeans)	Chicago Board of Trade	DBLCYESS Index	7.76%
DBLCI-OY MCU (Copper - Grade A)	London Metal Exchange	DBLCYECU Index	7.02%
DBLCI-OY C (Corn)	Chicago Board of Trade	DBLCOCNE Index	7.79%
DBLCI-OY MAL (Aluminium)	London Metal Exchange	DBLCOALE Index	5.21%
DBLCI-OY W (Wheat)	Chicago Board of Trade	DBLCOWTE Index	3.54%
DJ UBS Live Cattle ER	Chicago Mercantile Exchange	DJUBSLC Index	3.18%
DBLCI-OY HO (Heating Oil)	N.Y. Mercantile Exchange	DBLCOHOE Index	3.94%
DBLCI-OY RB (RBOB Gasoline)	N.Y. Mercantile Exchange	DBLCYERB Index	3.89%
DBLCI-OY SI (Silver)	N.Y. Mercantile Exchange - COMEX	DBLCYESI Index	4.16%
DJ UBS Soybean Oil ER	Chicago Board of Trade	DJUBSSBO Index	2.77%
DBLCI-OY KC (Coffee "C")	ICE Futures U.S.	DBLCYEKC Index	2.53%
DBLCI-OY MNI (Primary Nickel)	London Metal Exchange	DBLCYENI Index	1.89%

DBLCI-OY MZN (Zinc)	London Metal Exchange	DBLCYEZN Index	2.51%
DBLCI-OY CT (Cotton #2)	ICE Futures U.S.	DBLCYECE Index	2.40%
DJ UBS Lean Hogs ER	Chicago Mercantile Exchange	DJUBSLH Index	1.97%
DBLCI-OY SB (Sugar #11)	ICE Futures U.S.	DBLCYESB Index	3.07%

Index Adjustment Events

An “Index Adjustment Event” may occur if an Index Disruption Event occurs in relation to the Index on any Index Scheduled Publication Day, in which case the Index Sponsor may, in its sole and absolute discretion, either:

(i)	calculate the closing levels by reference to the ER Closing Level of the Index on the immediately preceding Valid Date for a period of up to ten successive Index Scheduled Publication Days; or

(ii)	select a Successor Index in respect of the Index; or

(iii)	permanently cancel the Index and the publication of the closing levels relating to the Index.

In the case of (i) above, if an Index Disruption Event continues for the period of ten successive Index Scheduled Publication Days as referred to therein, on the expiry of such period the provisions of (ii) or (iii) above shall apply, as selected by the Index Sponsor in its sole and absolute discretion.

If an Index Cancellation or Index Modification occurs, the Index Sponsor will on the day on which such Index Modification or Index Cancellation occurs (or, if such day is not an Index Business Day, on the immediately succeeding Index Business Day), in its discretion, either (a) select a Successor Index in respect of the Index; or (b) permanently cancel the Index and the publication of the closing levels relating to the Index or (c) make such determinations and/or adjustments to the terms of this description of the Index as it considers appropriate to determine the closing levels on any such day.

For the purposes of this description:

“Index Disruption Event” means, in respect of the Index, on an Index Scheduled Publication Day the Index Sponsor fails to calculate and announce a closing level.

“Index Scheduled Publication Day” means, in respect of the Index, a day on which the ER Closing Level is (or but for the occurrence of an Index Disruption Event or Force Majeure Event (as defined herein) would have been) published.

“Index Cancellation” means, in respect of the Index, on or prior to a Index Business Day the Index Sponsor permanently cancels the Index and no Successor Index exists.

“Index Modification” means, in respect of the Index, on or prior to an Index Business Day the Index Sponsor makes or announces that it will make a material change in the formula for or the method of calculating the Index or in any other way materially modifies the Index (other than a modification prescribed in that formula or method to maintain the DJUBS Index in the event of changes in the constituent contracts or commodities and other routine events).

The “Index Valuation Time” means 11:00 pm (London time) on each Index Business Day or, if the publication time of any closing price in respect of any commodity underlying the Index is amended, such other time as the Index Sponsor may determine and announce to be the Index Valuation Time.

“Successor Index” means the index which will be deemed to be the Index for the purposes of determining the ER Closing Level if the Index is (A) not calculated and announced by the Index Sponsor but is calculated and announced by a successor sponsor acceptable to the Index Sponsor, or (B) replaced by a successor index using, in the determination of the Index Sponsor, the same or a substantially similar formula for and method of calculation as used in the calculation of the Index.

“Valid Date” means a day which is an Index Scheduled Publication Day and a day in respect of which an Index Disruption Event has not occurred.

Force Majeure Events

If a Force Majeure Event occurs on an Index Business Day, the Index Sponsor may in its discretion:

(i)	make such determinations and/or adjustments to the terms of the Index as it considers appropriate to determine the ER Closing Level on any such Index Business Day; and/or

(ii)	defer publication of the information relating to the Index until the next Index Business Day on which it determines that no Force Majeure Event exists; and/or
(iii)	permanently cancel publication of the information relating to the Index.

For the purposes of this description:

A “Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the determination of the ER Closing Level in respect of the Index.

Index Sponsor

All determinations made by the Index Sponsor will be made by it in good faith and in a commercially reasonable manner by reference to such factors as the Index Sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error.

Change in the Methodology of the Index

The Index Sponsor will, subject as provided below, employ the methodology described above and its application of such methodology shall be conclusive and binding.  While the Index Sponsor currently employs the above described methodology to calculate the Index, no assurance can be given that fiscal, market, regulatory, juridical or financial circumstances will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and in such circumstances the Index Sponsor may make any such modification or change as it determines appropriate.  The Index Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision contained in this description of the Index.

Publication of ER Closing Levels

Subject to the information provided in “Index Adjustment Events” and “Force Majeure Events” above, the Index Sponsor will publish the ER Closing Level on Bloomberg page DBCMBDEU <index> or any successor thereto, for each Index Business Day as soon as practicable after the Index Valuation Time.

In case of any conflict between the ER Closing Level published on Bloomberg page DBCMBDEU <Index> and the ER Closing Level as calculated pursuant to the Index description contained herein and the related Index rules (the “Rules”), the ER Closing Level calculated pursuant to the Index Rules will prevail.

Rolling Methodology of The Deutsche Bank Liquid Commodity Index—Optimum Yield™

The DBLCI-OY’s “Optimum Yield” component, which is utilized by the Index, employs a rules-based approach when the DBLCI-OY rolls from one futures contract to another. Rather than selecting the new commodity futures contract (an “Exchange Traded Instrument”) based on a pre-defined schedule, the DBLCI-OY rolls to a successor Exchange Traded Instrument from a list of tradable Exchange Traded Instruments set to expire within the next 13 months in a manner that seeks to generate the maximum implied roll yield (the “Optimum Roll Yield Strategy”). In this way, the DBLCI-OY seeks to maximize the potential roll benefits in backwardated markets and minimize loss in contango markets.

If the price of a futures contract is greater than the spot price, the market is in contango. If the price of a futures contract is below the spot price, the market is in backwardation.  In a contango market, as the time to expiry of a futures contract decreases, the price generally will tend toward the spot price. Assuming a flat spot price, this results in the price of the futures contract falling.  The opposite is true for a market in backwardation.  Thus, a contango market will tend to impact negatively the level of an index while a market in backwardation will tend to impact positively the level of an index.

The DBLCI-OY sub-indices (each a "DBLCI-OY Sub-Index") each reflect the performance of one of the following commodities: WTI Sweet Light Crude Oil, Brent Crude Oil, Gasoline, Gasoil, Heating Oil, Chicago Wheat, Kansas City Wheat, Corn, Soybeans, Sugar, Cotton, Cocoa, Coffee, Aluminum, Copper, Zinc, Nickel, Lead, Gold, Silver, Natural Gas, Live Cattle, Feeder Cattle and Lean Hogs.  The sponsor of each DBLCI-OY Sub-Index is Deutsche Bank AG, London Branch.

On the first day of each month that is a business day in New York, each DBLCI-OY Exchange Traded Instrument is tested for continued inclusion in the DBLCI-OY based on the month in which the contract delivery of the underlying DBLCI index constituent can start. If, on such date, the delivery month is the next month, a new contract is selected. For each DBLCI-OY sub-index, the new Exchange Traded Instrument selected will be the contract with the maximum implied roll yield based on the closing price for each Eligible Contract. An “Eligible Contract” is any contract having a delivery month: (i) no sooner than the month after the delivery month of the commodity futures contract currently in the DBLCI-OY, and (ii) no later than the 13th month after the applicable first New York business day. If two contracts have the same roll yield, the contract with the minimum number of months to the month of expiration is selected.

A closing level for each DBLCI-OY Sub-Index will be calculated by the Index Sponsor on an “excess return” basis. The closing level for a DBLCI-OY Sub-Index is based on the closing price of the underlying futures contracts for such DBLCI-OY Sub-Index on the relevant Index Business Day.  The closing level of each DBLCI-OY Sub-Index is quoted in U.S. dollars and is published by the Index Sponsor on each Index Business Day.

Historical Information

The publication of the Index began on February 27, 2008.  The historical performance data below from February 27, 2008 through June 22, 2011 represent the actual performance of the Index. The performance data prior to February 27, 2008 reflect a retrospective calculation of the levels of the Index using archived data and the current methodology for the calculation of the Index. The closing level of the Index on June 22, 2011 was 283.97. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to February 27, 2008. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the relevant Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Additional Terms of the Securities

Early Redemption at the Holder’s Option

You will have the right on any trading day prior to July 27*, 2012, provided that there has not been an Early Redemption at Issuer’s Option or Mandatory Prepayment Event (each as described below), to provide written notice to the Issuer to require the Issuer to redeem all or a portion of the securities held by you; provided that, in the case of redemption of only a portion of your securities, any such redemption shall be of a Face Amount of securities of not less than $1,000,000 (the “Minimum Redemption Amount”) and, if in excess of the Minimum Redemption Amount, shall be in integral multiples of $100,000.

An Early Redemption at Holder’s Option shall be effective on the date on which such notice is actually received by the Issuer if such notice is received on a trading day at or before 10:00 a.m., New York City time, or the next trading day if such notice is not received on a trading day or is received after 10:00 a.m., New York City time.

Because the securities are represented by a global security, the Depository Trust Company (the “Depositary”) or the Depositary’s nominee will be the holder of the securities and therefore will be the only entity that can exercise the early redemption right. In order to ensure that the Depositary’s nominee will timely exercise the early redemption right, you must instruct your broker through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right and ensure the notice of redemption will be provided in compliance with the procedure above. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify us of the exercise of the early redemption right.

Early Redemption at the Issuer’s Option

The Issuer may, in its sole discretion, call the securities in whole, on any trading day (a) from and after the Trade Date and prior to July 27*, 2012, and (b) following any date on which the calculation agent has notified the Issuer that the Index Sponsor has stopped publication of the Index and that (i) having used reasonable endeavors, the calculation agent is unable to continue to determine the value of the Index, or (ii) continuing to determine the value of the Index would be unduly burdensome or would cause the calculation agent to incur a cost that it would not otherwise incur.

If the Index Sponsor stops publication of the Index, then, for the purpose of determining the Final Level used to calculate the Redemption Amount upon an Early Redemption at Issuer’s Option, the Calculation Agent will calculate the Index using the index methodology last in effect prior to the cessation of the Index publication.

The Issuer will give the trustee written notice of early redemption, which shall be effective on the date on which such notice is actually delivered to the trustee if such notice is delivered on a trading day at or before 10:00 a.m., New York City time, or the next trading day if such notice is not delivered on a trading day or is delivered after 10:00 a.m., New York City time.

Mandatory Prepayment Event

Your securities will be redeemed early in whole upon the occurrence of a Mandatory Prepayment Event. A “Mandatory Prepayment Event” shall occur if at any time, from and after the Trade Date and to and including the second trading day prior to July 27*, 2012, the Index closing level on any trading day is equal to or less than 85% of the Initial Level.

If an Early Redemption Event occurs, the payment of the Redemption Amount will be made on the date that is three business days following the relevant Final Valuation Date (the date of payment, the “Early Redemption Payment Date”). Upon postponement of an Final Valuation Date due to a market disruption event, the relevant Early Redemption Payment Date will be postponed accordingly in order to maintain three business days between the relevant Final Valuation Date and the Early Redemption Payment Date.

Acceleration upon a Commodity Hedging Disruption Event

The Issuer may call the securities upon the occurrence of a Commodity Hedging Disruption Event as described in “Description of the Securities - Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement. The amount due and payable per $10,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the date of such notice.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. After the Trade Date but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate Face Amount.

The agents for this offering, DBSI and DBTCA, are our affiliates. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the settlement date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.